Exhibit (d)(28)

MASTER INTERNATIONAL FIXED-INCOME RESEARCH AGREEMENT

between

FIL INVESTMENT ADVISORS

and

FIDELITY INVESTMENTS MONEY MANAGEMENT, INC.

AGREEMENT made this 5th day of March, 2010 by and between Fidelity Investments Money Management, Inc., a New Hampshire corporation with principal offices at 1 Spartan Way, Merrimack, New Hampshire (hereinafter called the "U.S. Sub-Adviser") and FIL Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, Pembroke, Bermuda (hereinafter called the "Foreign Sub-Adviser").

WHEREAS, Strategic Advisers, Inc. (the "Adviser") has entered into various management contracts (each a "Management Contract") with those Massachusetts and Delaware business trusts, each a registered investment company issuing one or more series of shares of beneficial interest (each a "Trust") on behalf of each of their respective portfolios listed on Schedule A attached hereto, as the same may be amended from time to time (each a "Portfolio"), pursuant to which the Adviser acts as investment manager to each of the Portfolios;

WHEREAS, the Adviser and the U.S. Sub-Adviser have entered into various sub-advisory agreements (each a "Sub-Advisory Agreement") with respect to each of those Trusts and Portfolios listed on Schedule A attached hereto, pursuant which the U.S. Sub-Adviser serves as investment adviser to each of the Portfolios;

WHEREAS, the Foreign Sub-Adviser and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

WHEREAS, the Foreign Sub-Adviser is willing to provide international investment advice and research services to the U.S. Sub-Adviser on behalf of each of the Portfolios listed on Schedule A attached hereto directly or through its subsidiaries and other affiliated persons (specifically, FIL Investment Advisors (U.K.) Limited), and the U.S. Sub-Adviser desires that the Foreign Sub-Adviser provide such international investment advice and research services to the U.S. Sub-Adviser on behalf of such Portfolios under this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the U.S. Sub-Adviser and the Foreign Sub-Adviser agree as follows:

1. Delegation of Duties: The U.S. Sub-Adviser hereby delegates to the Foreign Sub-Adviser, and the Foreign Sub-Adviser hereby accepts responsibility for performing such investment advice and research services as may be requested by the U.S. Sub-Adviser. The services shall be as agreed upon from time to time by the U.S. Sub-Adviser and the Foreign Sub-Adviser. The Foreign Sub-Adviser shall pay the salaries and fees of all personnel of the Foreign Sub-Adviser performing investment advice and research services for the Portfolios.

(a) Investment Advice and Research Services: If and to the extent requested by the U.S. Sub-Adviser, the Foreign Sub-Adviser shall provide investment advice and research services, particularly with respect to issuers, companies, governments and economic conditions outside of the U.S. and Canada (particularly within the United Kingdom and Europe), to the U.S. Sub-Adviser on behalf of each Portfolio. In connection with providing such investment advice and research services, the Foreign Sub-Adviser shall furnish to the U.S. Sub-Adviser on behalf of each Portfolio such factual information, research reports and investment recommendations as the U.S. Sub-Adviser may reasonably require. Such information may include written and oral reports and analyses.

(b) Subsidiaries and Affiliates: The Foreign Sub-Adviser may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Foreign Sub-Adviser shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the affected Trust or Trusts to the extent required pursuant to the Investment Company Act of 1940 (the "1940 Act") and rules thereunder.

2. Information to be Provided to the Trusts and the U.S. Sub-Adviser: The Foreign Sub-Adviser shall furnish such reports, evaluations, information or analyses to each Trust, the Adviser, and the U.S. Sub-Adviser as the Trusts' Board of Trustees, the Adviser, or the U.S. Sub-Adviser may reasonably request from time to time, or as the Foreign Sub-Adviser may deem to be desirable.

3. Compensation: For investment advisory and research services provided under subparagraph (a) of paragraph 1 of this Agreement (and of the similar agreements covering other fixed income and money market Fidelity funds) on behalf of each of the Portfolios listed on Schedule A (and on behalf of each of the Portfolios listed on Schedule A to the similar agreements covering other fixed income and money market Fidelity funds) and in full consideration of the services provided hereunder, the U.S. Sub-Adviser agrees to pay the Foreign Sub-Adviser and the Foreign Sub-Adviser agrees to receive an annual aggregate sub-advisory fee (the "Sub-Advisory Fee") of five million dollars ($5,000,000). The aggregate fee shall be allocated amongst each of the Portfolios listed on each Schedule A, as it may be amended from time to time, based on their relative net assets. The Sub-Advisory Fee may be reduced to reflect expense reimbursements, fee waivers or aggregate caps, if any, in effect from time to time upon mutual agreement of the U.S. Sub-Adviser and the Foreign Sub-Adviser.

4. Expenses: It is understood that each Portfolio will pay all of its expenses other than those expressly stated to be payable by the Foreign Sub-Adviser hereunder, by the U.S. Sub-Adviser under the Sub-Advisory Agreement or by the Adviser under the Management Contract with the Portfolio.

5. Interested Persons: It is understood that Trustees, officers, and shareholders of the Trusts are or may be or become interested in the Adviser, the U.S. Sub-Adviser or the Foreign Sub-Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser, the U.S. Sub-Adviser or the Foreign Sub-Adviser are or may be or become similarly interested in the Trusts, and that the Adviser, the U.S. Sub-Adviser or the Foreign Sub-Adviser may be or become interested in the Trusts as a shareholder or otherwise.

6. Services to Other Companies or Accounts: The services of the Foreign Sub-Adviser to the U.S. Sub-Adviser are not to be deemed to be exclusive, the Foreign Sub-Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Foreign Sub-Adviser's ability to meet all of its obligations hereunder. The Foreign Sub-Adviser shall for all purposes be an independent contractor and not an agent or employee of the Adviser, the U.S. Sub-Adviser or the Trusts.

Nothing in this Agreement will constitute a partnership between the Adviser, the U.S. Sub-Adviser, the Foreign Sub-Adviser and the Trusts. The Foreign Sub-Adviser shall furnish services as an independent contractor and nothing in this Agreement makes the Foreign Sub-Adviser an employee or agent of the Adviser, U.S. Sub-Adviser or the Trusts and the Foreign Sub-Adviser has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds of the Adviser, U.S. Sub-Adviser and the Trusts, or otherwise to bind the Adviser's and the Trusts' assets under management.

The Foreign Sub-Adviser has no power or authority to act for, represent, or bind the Adviser, the U.S. Sub-Adviser or the Trusts or any company affiliated with any of them.

7. Standard of Care:

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Foreign Sub-Adviser, the Foreign Sub-Adviser shall not be subject to liability to the Adviser, the U.S. Sub-Adviser, the Trusts or to any shareholder of the Portfolios for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. The Foreign Sub-Adviser shall not have responsibility for the acts or omissions of the Adviser or U.S. Sub-Adviser. The Foreign Sub-Adviser shall not have responsibility for any loss resulting from anything done or omitted to be done in good faith reliance on any written instructions from the U.S. Sub-Adviser or any authorized representative thereof.

(b) The U.S. Sub-Adviser hereby agrees to defend, indemnify and hold the Foreign Sub-Adviser harmless from and against any and all liabilities, losses, costs or expenses (including reasonable legal fees and expenses) of whatsoever kind and nature, threatened or actual, which may be imposed on, incurred by or asserted against the Foreign Sub-Adviser in connection with the performance by the Foreign Sub-Adviser of its duties under this Agreement, except insofar as such may arise from the willful misfeasance, bad faith, gross negligence, or reckless disregard of the Foreign Sub-Adviser.

8. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 8, this Agreement shall continue in force until September 30, 2011 for each Portfolio listed on Schedule A attached hereto and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the affected Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Agreement may be modified by mutual consent of the Adviser, the U.S. Sub-Adviser, the Foreign Sub-Adviser and the affected Trust(s) subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 8, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the affected Trust(s) who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) The U.S. Sub-Adviser may, at any time and upon written notice to the other parties to this Agreement and the Board of Trustees of the affected Trust(s), terminate this Agreement in respect of any or all of the Portfolios, without payment of any penalty. The Foreign Sub-Adviser may at any time upon sixty (60) days' prior written notice to the U.S. Sub-Adviser terminate this Agreement without payment of any penalty. A Trust may at any time on sixty (60) days' prior written notice to the parties to this Agreement, terminate this Agreement in respect of such Trust or a Portfolio, without payment of any penalty, by action of the Board of Trustees of the affected Trust or by vote of a majority of the Portfolio's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

9. Limitation of Liability: The Foreign Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of each Trust and agrees that any obligations of the Trusts or the Portfolios arising in connection with this Agreement shall be limited in all cases to the Trust or Portfolio and its assets, and the Foreign Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust or Portfolio. Nor shall the Foreign Sub-Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee of any Trust.

10. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIL INVESTMENT ADVISORS

BY: /s/ Allan Pelvang

Allan Pelvang

Director

FIDELITY INVESTMENTS MONEY MANAGEMENT, INC.

BY: /s/ JS Wynant

JS Wynant

Treasurer